77Q.2. Any information called for by instructions to sub-
item 77Q2.

Highland Credit Strategies Fund (the "Registrant")

              SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING
COMPLIANCE

         Section 16(a) of the Securities Exchange Act of
1934 requires the
Registrant's Directors and officers and persons who own more than ten percent of the Registrant's outstanding interests and certain officers and directors of the Registrant's investment advisers (collectively, "Section 16 reporting persons") to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Registrant interests. Section 16 reporting persons are required by SEC regulations to furnish the Registrant with copies of all Section
16(a) forms they file. To the Registrant's knowledge, based solely on a review of the copies of such reports furnished to the Registrant and on representations made, all
Section 16 reporting persons complied with all Section
16(a) filing requirements
applicable to them for the year ended December 31, 2009.